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September 28, 2020
Healthcare Trust of America, Inc.
16435 North Scottsdale Road, Suite 320
Scottsdale, Arizona 85254
Re:    Issuance of Senior Notes due 2031 of Healthcare Trust of America Holdings, LP
Dear Ladies and Gentlemen:
We have acted as special counsel to Healthcare Trust of America, Inc., a Maryland corporation (the “Company”), and Healthcare Trust of America Holdings, LP, a Delaware limited partnership (the “Operating Partnership”), in connection with the issuance and sale by the Operating Partnership of $800,000,000 aggregate principal amount of its 2.000% Senior Notes due 2031 (the “Notes”) pursuant to an underwriting agreement, dated September 14, 2020, by and among the Company and the Operating Partnership, on the one hand, and Wells Fargo Securities, LLC , Jefferies LLC, J.P. Morgan Securities LLC and U.S. Bancorp Investments, Inc., as representatives of the several underwriters listed therein, on the other hand, and the guarantee by the Company (the “Guarantee” and, together with the Notes, the “Securities”) of the obligations of the Operating Partnership under the Notes. The Notes are registered pursuant to a Registration Statement on Form S-3 (No. 333-223172) filed with the Securities and Exchange Commission (the “Commission”) on February 23, 2018, as amended by the post-effective amendment no. 1 thereto, filed with the Commission on September 5, 2019 (collectively, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), and the Prospectus Supplement dated September 14, 2020 (the “Prospectus”). The Notes are being issued pursuant to the indenture dated September 28, 2020 (the “Indenture”), among the Company, the Operating Partnership and U.S. Bank National Association, as trustee (the “Trustee”).
We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In addition, as to certain factual matters relevant to the opinions expressed below, we have relied upon representations, statements, covenants and certificates of officers of the Company and the Operating Partnership.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents. We also have assumed the Indenture is the valid and legally binding obligation of the Trustee and that the Trustee is qualified under the Trust Indenture Act of 1939, as amended. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all their obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.
In connection with the opinions expressed below, we have assumed the matters set forth in opinion paragraphs 1, 2, 3 and 4 of the opinion of Venable LLP, dated the date hereof, a copy of which has been filed with the Commission as Exhibit 5.1 to the Current Report on Form 8-K, dated the date hereof, filed by the Company and the Operating Partnership, as to matters of Maryland law.
Based upon the foregoing and subject to the qualifications and provisions set forth herein, we are of the opinion as of this date that the Notes and the Guarantee have been duly authorized and executed by the Operating Partnership and the Company and when duly authenticated by the Trustee and issued and delivered by the Operating Partnership against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Notes and the Guarantee will be

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DM_US 171642875-5.111690.0021

September 28, 2020

valid and legally binding obligations of the Operating Partnership and the Company, respectively, entitled to the benefits of the Indenture and enforceable against the Operating Partnership and the Company in accordance with their terms.
Our opinion is qualified to the extent that enforcement of the Operating Partnership’s and the Company’s respective obligations under the Indenture, the Notes and the Guarantee may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than United States Federal law, the laws of the State of New York and, to the extent relevant to the opinions expressed herein, the General Corporation Law of the State of Delaware and the Revised Uniform Limited Partnership Act of the State of Delaware.
We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company and the Operating Partnership on the date hereof and its incorporation by reference into the Registration Statement. In addition, we consent to the reference to our name under the captions “Legal Matters” and “Legal Opinions” in the Prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Respectfully submitted,

/s/ McDermott Will & Emery, LLP
McDermott Will & Emery, LLP

DM_US 171642875-5.111690.0021